Sub-Item 77C:

       CITIGROUP INVESTMENTS CORPORATE LOAN FUND INC.


                  MEETING OF SHAREHOLDERS

                     January 21, 2003,
                adjourned to February 5, 2003


                      Report of Voting


Total Outstanding Shares:            9,781,666.667 Common  1,700 Series
A Preferred 1,700 Series B Preferred


1. On the proposal to elect three Class III directors to the Board of Directors of the Fund, each to hold office until his successor shall have been elected and qualified:




                         Preferred  Preferre             % of
               Common     Shares    d Shares             Shares
Nominee        Shares    Series A   Series B    Total    Voted

Dwight B.
Crane
For           8,181,382  1,164.000   902.000  8,183,448  98.662
                .319                             .319       %
Withheld      110,977.0      0          0     110,977.0  1.338%
                 00                               00

William R.
Hutchinson
For           8,181,184  1,164.000   902.000  8,183,250  98.660
                .319                             .319       %
Withheld      111,175.0      0          0     111,175.0  1.340%
                 00                               00

Paulo M.
Cucchi
For              N/A     1,164.000   902.000  2,066.000   100%
Withheld         N/A         0          0         0        0%